Exhibit 10.4

FOURTH AMENDMENT AGREEMENT
to the Master Sale and Purchase Agreement relating to
the assets and companies comprising the
KaVo Dental Business

Fourth Amendment Agreement
entered into on 30 September 2022 between
(1)Envista Holdings Corporation, a corporation organized under the laws of Delaware, USA, registered with the Delaware Register (Secretary of State) under 7034624 with business address 200 S. Kraemer Blvd. Bldg. E, Brea, California 92821, United States of America
– the "Seller Parent" –
(2)planmeca Verwaltungs GmbH, a limited liability company organized under the laws of Germany, registered with the commercial register of the local court of Hamburg under HRB 160729 with business address Hermannstraße 13, 20095 Hamburg, Germany
– the "Purchaser" –
(3)Planmeca Oy, a stock corporation incorporated under the laws of Finland, registered with the Finnish trade register (kaupparekisteri) under business ID 0112773-2 with business address Asentajankatu 6, 00880 Helsinki, Finland
– the "Guarantor" –

– the Seller Parent, the Purchaser and the Guarantor are hereinafter collectively referred to as the "Parties" and individually as a "Party" –

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RECITALS
(A)WHEREAS, the Parties entered into a certain master sale and purchase agreement relating to the assets and companies comprising the KaVo Dental Business dated 6th and 7th September 2021 (roll of deeds no. H 3751/21 of the notary public Sebastian Herrler, Munich, Germany) (the "Initial SAPA") as amended by a first amendment agreement dated 30 December 2021 (roll of deeds no. H 5806/21 of the notary public Sebastian Herrler, Munich, Germany) (the "First SAPA Amendment"), by a second amendment agreement dated 30 April 2022 (the "Second SAPA Amendment") and by a third amendment agreement dated 29 July and 3 August 2022 (the "Third SAPA Amendment", and together with the First SAPA Amendment and the Second SAPA Amendment the "SAPA Amendment Agreements"). The Initial SAPA as amended by the First SAPA Amendment, the Second SAPA Amendment, the Third SAPA Amendment and as further amended from time to time shall be referred to as the "SAPA". All capitalized terms used but not defined herein shall have the meaning ascribed to them in the SAPA.
(B)WHEREAS, Closing of the transactions contemplated under the SAPA has occurred on 31 December 2021, except for certain Deferred Local Closings in the Relevant Jurisdictions as agreed in the First SAPA Amendment. The Deferred Local Closing in Russia has occurred on 30 April 2022.
(C)WHEREAS, the only pending local closings are thus the Deferred Local Closings in Brazil and China ("Pending Local Closing(s)").
(D)WHEREAS, it is agreed between the Parties that all (i) inventories and (ii) receivables and possibly further positions comprised by the Sold Assets Brazil (as defined below) to be transferred in Brazil will most likely be transferred to a third party acquirer not being part of Purchaser's corporate group.
(E)WHEREAS, the Seller Parent has received from the Purchaser Revised Closing Date Statements on 29 May 2022 and the Seller Parent has issued an objection notice in relation to the Revised Closing Date Statements to the Purchaser on 10 June 2022.
(F)WHEREAS, while the Parties had laid out their initial intentions for the payment mechanics of the Deferred Local Closing in Section 2.2 of the First SAPA Amendment, the Parties now intend to agree on the (i) Final Closing Date Statements (which shall be subject to a further adjustment as laid out in this Agreement), (ii) allocation of  the relevant portion of the Preliminary Purchase Price only to the Entire Sold Assets in Brazil, China and Germany and (iii) payment procedures with regard to the adjustment and payment of the Final Local Purchase Price Brazil (as defined below) and the Final Local Purchase Price China (as defined below).
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NOW, THEREFORE, the Parties agree as follows:
1Final Closing Date Statements
Irrespective of section 15.4 of the Initial SAPA and irrespective of any previous discussions between the Parties, the Parties agree that the Closing Date Statements as attached to this Agreement as Exhibit 1 shall - subject to the Post Final Adjustment Rules (as defined below) - become final and binding on the Parties and therefore shall be deemed the Final Closing Date Statements.
2Sold Assets regarding Brazil and China
2.1As regards the Entire Sold Assets relating to Brazil ("Sold Assets Brazil"), the Sold Assets Brazil with value as of the date of actual transfer and assumption shall be relevant for the sale and transfer of the respective Sold Assets and for the assumption of the respective Assumed Liabilities, Assumed Agreements and transfer of the Business Employees. The Parties assume that, as of 31 July 2022, the purchase price for all Sold Assets, Assumed Liabilities (except for the Transferred Litigation), Assumed Agreements and Transferred Employees that need to be transferred according to the relevant provisions of the SAPA in Brazil amounts to USD 2,475,598.00 of the Preliminary Purchase Price with respect to the Sold Assets Brazil ("Allocated Purchase Price Brazil"), provided that the Allocated Purchase Price Brazil shall be comprised as follows: (i) an amount of USD 1,684,735.00 will be allocated to the respective Fixed Assets and Current Assets and an amount of USD 790,863.00 will be allocated to the receivables as set forth in Section 8.1.2 of the Initial SAPA (to the extent not excluded pursuant to Section 8.2 of the Initial SAPA) and (ii) an amount of USD 0.00 will be allocated to the respective Assumed Liabilities, excluding any liabilities allocated to the Transferred Litigation. For the avoidance of doubt, Section 9.5 of the Initial SAPA shall apply for the Transferred Litigation.
2.2As regards the Entire Sold Assets relating to China ("Sold Assets China"), the Sold Assets China with value as of the date of actual transfer and assumption shall be relevant for the sale and transfer of the respective Sold Assets and for the assumption of the respective Assumed Liabilities, Assumed Agreements and transfer of the Business Employees. The Parties assume that, as of 31 December 2021, all Sold Assets, Assumed Liabilities, Assumed Agreements and Transferred Employees that need to be transferred according to the relevant provisions of the SAPA in China amounts to USD 309,253 with respect to the Sold Assets China based on such current estimate of the respective part of the Entire Sold Assets ("Allocated Purchase Price China").
2.3The Parties agree that the allocation of the Purchase Price under the SAPA shall be updated in a new Exhibit once the Deferred Closing in Brazil and China has occurred and such new Exhibit shall replace Exhibit 1 of the Third SAPA Amendment, provided that the Seller Parent shall ensure that the Share Seller in Germany, and the Purchaser itself enter into a certain amendment agreement to the KaVo Dental Share Sale and Transfer Agreement for Germany reflecting the Preliminary Purchase Price allocated to Germany pursuant to such new Exhibit, which shall, for the avoidance of doubt, not result in any additional payments between the Share Seller in Germany and the Share Purchaser in Germany.
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3Post Final Adjustment on the Final Closing Date Statements
3.1As regards the Pending Local Closings and considering the current estimates of the Sold Assets Brazil and the Sold Assets China, the Parties agree as follows (the "Post Final Adjustment Rules"):
3.1.1All figures contained in the Final Closing Date Statements relating to Brazil and/or China shall be deemed not to be final, but to be subject to a final adjustment made after the respective Pending Local Closing has occurred.
3.1.2Regarding the Pending Local Closings, Section 15 of the Initial SAPA (including, for avoidance of doubt, also Section 15.4 of the Initial SAPA) shall apply mutatis mutandis, whereas Seller Parent shall procure that a detailed list outlining the Sold Assets Brazil ("Transferred Assets Brazil") and/or the Sold Assets China ("Transferred Assets China", and together with the "Transferred Assets Brazil", the "Transferred Assets Pending Closings") with a valuation of such date of the Transferred Assets Pending Closings in USD, considering an exchange rate, if necessary, as of 31 December 2021, will be prepared within thirty (30) Business Days following the respective Pending Local Closing and the Parties will, without undermining any of the rights granted to one of the Parties according to Section 15 of the Initial SAPA, use their best efforts to mutually agree on the calculation and amount of the respective purchase price for the Sold Assets Brazil and/or the Sold Assets China.
3.1.3For clarification purposes: If a Pending Local Closing does not occur on one specific date but is carried out successively, the Transferred Assets Pending Closings will be comprised by such valuation considering their USD-value at the time of transfer to the respective Asset Purchaser (or, with respect to the Sold Assets Brazil, any other third party the Parties had agreed on in writing). For the avoidance of doubt, this also applies to the Transferred Assets Brazil, which may be transferred to a third party acquirer not being part of Purchaser's corporate group. The Parties agree that, in case the Sold Assets Brazil are transferred to a third party and such third party rejects and/or refuses transfer of some of the Sold Assets Brazil to it, the Purchaser remains liable for and shall pay to the Seller Parent the full purchase price for the Transferred Assets Brazil.
3.2The final purchase price of the Entire Sold Assets in Brazil as of the date of actual transfer and assumption of the Sold Assets Brazil as determined pursuant to Section 3.1 above (as the case may be, after the rights pursuant to Section 15 of the Initial SAPA have been exercised mutatis mutandis) shall be the "Final Local Purchase Price Brazil". The final purchase price in relation to the Entire Sold Assets in China as of the date of actual transfer and assumption of the Sold Assets China as determined pursuant to Section 3.1 above (as the case may be, after the rights pursuant to Section 15 of the Initial SAPA have been exercised mutatis mutandis) shall be the "Final Local Purchase Price China".

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3.3If the Final Local Purchase Price Brazil or the Final Local Purchase Price China, as the case may be, is (i) higher than the Allocated Purchase Price Brazil or the Allocated Purchase Price China, as the case may be, the Purchaser shall pay to the Seller Parent an amount equal to the respective excess amount, or (ii) lower than the Allocated Purchase Price Brazil or Allocated Purchase Price China, as the case may be, the Seller Parent shall pay to the Purchaser an amount equal to the respective shortfall.
4Payment Modalities, No Double Dip or Windfall Profit
4.1The Parties acknowledge that the (Preliminary) Purchase Price as well as any adjustment payment to the Preliminary Purchase Price resulting from the adjustment pursuant to Section 14 of the Initial SAPA shall be made between the Seller Parent and the Purchaser. In case that local law requires for any payment to be made between the respective Asset Seller in Brazil and/or China and the respective Asset Purchaser (or, with respect to the Sold Assets Brazil, the potential third party purchaser) in Brazil and/or China in connection with the Pending Local Closings, this shall not result in any additional payment to the (Preliminary) Purchase Price already paid, any double dip or other windfall profit and, the Parties mutually agree that:
4.1.1any payment obligation, if any, directly between the respective Asset Seller in Brazil and/or China and the respective Asset Purchaser (or, with respect to the Sold Assets Brazil, the potential third party purchaser) in Brazil and/or China, shall, if required, be calculated and executed in the respective local currency and shall be executed, unless otherwise agreed between the respective Asset Seller in Brazil and/or China and the respective Asset Purchaser in Brazil and/or China, within fifteen (15) Business Days after the Local Closing Date in accordance with the terms of this Agreement; and
4.1.2in case any local payment is made with respect to the Sold Assets Brazil or the Sold Assets China (for clarification: irrespective whether made by Purchaser, an Asset Purchaser or any third party purchaser with respect to the Sold Brazilian Assets and irrespective whether received by the respective Asset Seller or any other Affiliate(s) of the Seller Parent) (each a "Local Payment"), the Seller Parent undertakes to pay to the Purchaser, in USD (and, if the respective Local Payment is not performed in USD, based on the exchange rate published by Bloomberg as of the respective date of such respective Local Payment, an amount equal to any amount received by such payment within fifteen (15) Business Days after receipt of the respective amount of such payment. For the avoidance of doubt, with this provision the Parties intend to agree on a refund of any payments that would lead to a double dip or windfall profit relating to the Purchase Price.

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4.2For the avoidance of doubt, except for the clarifications made with respect to the allocation of the portions of the Preliminary Purchase Price to Brazil, China and Germany and the clarifications regarding payment modalities with respect to the Pending Local Closings, and as specifically varied and modified by this Agreement and the SAPA Amendment Agreements, all remaining provisions, terms and conditions of the SAPA shall not be amended by this Agreement and remain in full force and effect, in particular, the amount of the Preliminary Purchase Price shall not be adjusted by this Agreement.
4.3All payments under or in connection with this Agreement shall be made by irrevocable wire transfer of immediately available funds, free of bank and other charges. Any such payment shall be deemed made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges) to the relevant bank account of the receiving Party.
5Sales Process in Brazil
5.1The Purchaser shall, with the consent of the Seller Parent, have the right to sell, transfer and assign the Sold Assets Brazil to a third-party purchaser and the Seller Parent intends, at its sole discretion, to arrange for the Asset Seller in Brazil to execute the documentation required to be executed to reflect the sale, transfer and assignment of the Sold Assets Brazil to a third-party purchaser provided that (i) the Purchaser shall remain liable to the Seller Parent for the purchase price payment with respect to the acquisition and transfer of the respective Sold Assets and for the assumption of the respective Assumed Liabilities, Assumed Agreements and transfer of the Business Employees in Brazil in accordance with the Initial SAPA and (ii) the Purchaser shall indemnify and hold harmless the Seller Parent for any claims made by the third-party purchaser against the Seller Parent or the Asset Seller in Brazil from, in connection with or arising out of the sale of the Sold Assets Brazil and/or the Sold Assets Brazil.
5.2The Parties agree that the sale, transfer and/or assignment of the Sold Assets and the respective Assumed Liabilities, Assumed Agreements and the Business Employees in Brazil to a third party by the Seller Parent, and/or the respective Asset Seller of the Sold Assets Brazil, shall also fulfill the obligations by the Seller Parent, and/or the respective Asset Seller of the Sold Assets Brazil, towards the Purchaser with respect to the Sold Assets Brazil under the SAPA; as well as, correspondingly, the respective obligations by the Purchaser (excluding with respect to the liabilities allocated to the Transferred Litigation, it being understood that, for the avoidance of doubt, Section 9.5 of the Initial SAPA shall remain to apply for the Transferred Litigation) towards the Seller Parent.

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6Miscellaneous
6.1To the extent legally permissible, the Purchaser shall bear all transfer Taxes, stamp duties, fees, registration duties and other charges in connection with any regulatory requirements and other charges and costs payable in connection with the execution of this Agreement and the consummation of the transaction contemplated hereby. Seller Parent and Purchaser shall each bear their own costs and expenses in connection with the preparation, conclusion and performance of this Agreement including any professional fees, charges and expenses of their respective advisors.
6.2Sections 8.4 through 8.7 of the First SAPA Amendment shall apply to this Agreement mutatis mutandis.
[Signature pages follow.]

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Envista Holdings Corporation, represented by
Signature:	/s/ Dr. Sebastian Hafele
Name:	Dr. Sebastian Häfele
Position:	Acting by virtue of power of attorney from Envista Holdings Corporation dated 28 July 2021 planmeca Verwaltungs GmbH, represented by
Signature:	/s/ Markus Maier
Name:	Mr. Markus Maier
Position:	Acting by virtue of power of attorney from planmeca Verwaltungs GmbH dated 21 December 2021
Planmeca Oy, represented by
Signature:	/s/ Markus Maier
Name:	Mr. Markus Maier
Position:	Acting by virtue of power of attorney from Planmeca Oy dated 21 December 2021
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